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                          November 4, 2022

       Roy Smythe
       Chief Executive Officer
       SomaLogic, Inc.
       2945 Wilderness Place
       Boulder, CO 80301

                                                        Re: SomaLogic, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 31,
2022
                                                            File No. 333-268066

       Dear Roy Smythe:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Nicholas
Nalbantian at 202-551-7470 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services
       cc:                                              Tyler Mark